Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion, as an exhibit, in the S-1 Filing of IDW Media Holdings, Inc., of our report dated January 25, 2021 on our audit of the consolidated financial statements of IDW Media Holdings, Inc. as of October 31, 2020 and 2019.

/s/ Zwick & Banyai, PLLC
Southfield, Michigan
July 20, 2021